SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2002

RECOTON CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-5860 (Commission File Number)	11-1771737 (IRS Employer ID Number)

2950 Lake Emma Road, Lake Mary, Florida 32746
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: 407-333-8900

N.A.
(Former name or former address, if changed since last report)

Item 5. Other Events

           On August 28, 2002, we entered into certain amendments and waiver agreements with our existing senior lenders, subordinated lenders and subordinated noteholders. Such agreements were effective as of August 19, 2002. The details of such amendments and waivers are as follows:

•	The following transactions occurred regarding our October 31, 2000 $235 million senior loan agreement with lenders led by Heller Financial, Inc. as Administrative Agent and General Electric Capital Corporation:

•	The following defaults were waived:

•	Covenant defaults arising with respect to our financial results for the quarter arising June 30, 2002;

•	Certain financial covenant defaults anticipated to arise with respect to our financial results for the quarter ended September 30, 2002; and

•	Cross default arising from our failure to pay the interest installment due to the holders of our subordinated notes on August 4, 2002.

•	The senior loan agreement was amended to:

•	Allow us to borrow up to $13,500,000 in excess of amounts otherwise available under the borrowing limits under the agreement, subject to a reduction in such amounts on a scheduled basis so that such overadvance is fully repaid by January 31, 2003;

•	Change the definition of Borrowing Base which will effectively reduce the borrowing base in increments;

•	Reduce the aggregate commitment under the revolving loan facility in steps from $185,000,000 to $150,000,000 by September 16, 2002;

•	Increase interest due under the revolving credit facility from 1% to 3.25% over base rate since June 30, 2002, under Term Loan A from 1.25% to 3.5% over base rate and under Term Loan B from 3.25% to 5.5% over base rate (interest under Term Loan C remains at 3% over base rate) and increase the letter of credit fees from 2% to 4% per annum;

•	Convert all LIBOR loans to Base Rate Loans at the end of the current interest periods;

•	Require us to undertake certain asset sales (and steps preliminary to such asset sales) by scheduled dates and to apply specified portions of the sales proceeds to loan repayments and accordingly reduce loan availability to the extent of any corresponding reduction in the borrowing base resulting from such sale;

•	Amend the consolidated tangible net worth, minimum EBITDA, fixed charge coverage and minimum InterAct EBITDA covenants to facilitate our future compliance;

•	Require us to pledge all of the assets of our first-tier foreign subsidiaries if so requested by the Administrative Agent;

•	Require us to establish a committee of the Board composed of independent directors with exclusive authority to oversee our financial affairs, which we have already done;

•	Increase the percentage of lenders required to consent to most amendments of the loan agreement from the holders of 51% to the holders of 66.66% of the outstanding loans (the remaining amendments require 100% approval);

•	Require us to provide certain budgets, financial reports and business plans at stated times; and

•	Require us to engage the services of an independent financial advisor, which we had already done.

•	The senior lenders required us to obtain agreements from the holders of the subordinated notes and the lenders under the subordinated credit agreement to agree to not require any financial payments under such agreements, including the interest installments due under the subordinated notes on August 4, 2002 and November 4, 2003 and the interest installments due under the subordinated loan agreement on the first of September, October, November and December 2002 and January and February 2003, and to not otherwise assert any rights until February 4, 2003.

•	We paid the senior lenders a fee of 1% of the outstanding term loans A and B and the revolving loan commitments.

•	The blocking notice sent by the senior lenders to the holders of our subordinated notes on August 19, 2003 was revoked (such holders agreeing that such notice shall be deemed as if not given for purposes of the existing subordination provisions of the securities purchase agreement). No blocking notice had been sent to the subordinated lenders, although the senior lenders were in a position to do so if desired.

•	The following transactions occurred regarding our October 31, 2000 $15 million subordinated loan agreement with lenders led by JPMorgan Chase:

•	Cross defaults were waived.

•	The subordinated loan agreement was amended to defer interest installments due on the first of the month for the period from September 2002 through February 2003 until February 4, 2003 and such lenders agreed to the senior lenders’s standstill requirements.

•	The interest rate due on the notes was increased from prime plus 5.75% and prime plus 7.75% to 14% and 16%.

•	A fee of $500,000 was agreed to be paid on February 4, 2003 (which amount would be reduced to $300,000 if there was no default on February 4, 2003 and we paid interest at 14% on the deferred interest payments).

•	The covenants under the subordinated loan agreement were amended to conform to the covenants under the senior loan agreement.

•	We agreed to provide the subordinated lenders with certain financial information.

•	We repriced the existing warrants issued to the subordinated lenders to purchase an aggregate of 254,406 shares to $0.01 per share (such shares to be issued from our treasury)[, modified the antidilution provisions of such warrants to issue additional stock rather than to reprice warrants under certain circumstances] and extended the term of such warrants by two years.

•	The following transactions occurred regarding our February 4, 1999 securities purchase agreement with The Prudential Insurance Company of America and ING Capital LLC (formerly known as ING (U.S.) Capital LLC):

•	Prudential and ING agreed to waive the default arising out of the nonpayment of the interest installment due on August 4, 2002 and to amend the securities purchase Agreement to defer such interest installment and the interest installment otherwise due on November 4, 2002 to February 4, 2002 and they agreed to the senior lenders' standstill requirements.

•	The interest rate due on the notes was increased from 16.5% to 18.5%, which amount shall increase on the first business day of each fiscal quarter by an additional 0.5% per annum, with the deferred interest payments bearing interest at an additional 2.0% per annum (with the additional interest being payable by issuing additional notes).

•	A cash fee of 1% of the unpaid principal balance of the notes was agreed to be paid on February 4, 2003.

•	The covenants under the securities purchase agreement were amended to conform to the covenants under the senior loan agreement.

•	We issued to Pru and ING from our treasury an aggregate of 265,000 shares of our common stock and we agreed to amend the existing registration rights agreement to give the purchasers an additional limited demand registration for the purpose of registering these newly-issued shares for resale.

•	We repriced existing warrants issued to Prudential and ING to purchase an aggregate of 430,000 shares to $2.04 per share and extended the term of such warrants by two years.

•	We issued new warrants to Prudential and ING to purchase an aggregate of 1,085,883 shares at $2.04 per share for five years, which warrants are cancelable if we repay the full amount of the notes due to Prudential and ING by September 30, 2003.

           We have retained the services of Jefferies & Company, Inc., an investment-banking firm, to assist in the sale of certain assets. These asset sales would allow us to reduce debt and improve liquidity. Given this initiative, as well as certain recent restructurings, management expects to be in compliance with the covenants of the loan agreements and securities purchase agreements as amended through June of 2003. There can be no assurance, however, that we will be in compliance with the modified covenants in the future or that the lenders will waive or amend any of the covenants should it be in violation of any such covenants in the future. Because compliance is based on management estimates, compliance through June 2003 cannot be assured. We believe the assumptions used are appropriate.

           Based on such beliefs, if such agreements had been executed at June 30, 2002, the date of our Form 10-Q (which was filed on August 19, 2002), the loans and notes would have been classified as long-term (rather than short term as indicated on the financial statements filed with such Form 10-Q), the valuation allowance established at that time for all of the deferred tax assets (which was based upon uncertainties at that time with respect to our ability to generate further taxable income would not have been established) and the financial statements included in the June 30, 2002 Form 10-Q not have questioned our ability to continue as a "going concern."

           We are, accordingly, attaching as an exhibit to this Form 8-K pro forma financial statements and notes to unaudited pro forma financial statements showing what management believes would be the financial results as of and for the period ended June 30, 2002 as if such amendments and waivers had been in place. Note that such pro forma financial statements have not been reviewed by our accountants and they do not constitute an amendment of the financial statements included in our previously-filed Form 10-Q for the period ended June 30, 2002, which previously-filed financial statements reflected the situation as it existed at the time that such Form 10-Q was filed.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

a. b.	Financial Statements of Business Acquired: not applicable Pro Forma Financial Information: not applicable

c.	Exhibits:

10.1	Waiver and Amendment No. 6, dated August 28, 2003, to the Loan Agreement dated as of October 31, 2000 between Recoton Corporation, and other Recoton subsidiaries, Heller Financial, Inc. as Administrative Agent, Senior Agent and a Lender, General Electric Capital Corporation as Collateral Agent, Syndication Agent and a Lender and other lenders party thereto for a $235 million loan and letter of credit facility.

10.2	Second Amendment and Waiver, dated as of August 28, 2002, to the Credit Agreement dated as of October 31, 2000 among the Loan Parties, the several lenders from time to time parties thereto, and The Chase Manhattan Bank, as Agent for a $15 million term loan for a $15 million term loan.

10.3	Second Amendment, dated as of August 28, 2002, to the Securities Purchase Agreement and Registration Rights Agreement dated as of February 4, 1999 between Recoton Corporation, The Prudential Insurance Company of America and ING Capital LLC (f/k/a ING (U.S.) Capital LLC).

10.5	Securities Issuance Agreement, dated August 28, 2002, with the holders of Recoton Corporation’s subordinated notes issued February 4, 1999 regarding the purchase of an aggregate of 265,000 shares of common stock and warrants to purchase an aggregate of 1,085,883 shares of common stock, with form of Common Stock Purchase Warrants, dated August 28, 2002 issued, to the holders of Recoton Corporation’s subordinated notes issued February 4, 1999 to purchase an aggregate of 1,085,883 shares of common stock.

10.6	Letter, dated August 28, 2002, to the holders of Recoton Corporation’s subordinated notes issued February 4, 1999 repricing existing warrants

10.7	Letter, dated August 28, 2002, to lenders under the October 31, 2000 subordinated credit agreement repricing existing warrants

99.1	Pro Forma Financial Information

i.	Pro Forma Balance Sheet as at June 30, 2002

ii.	Pro Forma Statement of Operations for the three months ended June 30, 2002

iii.	Pro Forma Statement of Operations for the six months ended June 30, 2002

iv.	Notes to unaudited Pro Forma Financial Statements

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOTON COMPANY By: /s/ Arnold Kezsbom Name: Arnold Kezsbom Title: Executive Vice President-Finance

Dated:   August 30, 2002

EXHIBIT INDEX

10.1	Waiver and Amendment No. 6, dated August 28, 2003, to the Loan Agreement dated as of October 31, 2000 between Recoton Corporation, and other Recoton subsidiaries, Heller Financial, Inc. as Administrative Agent, Senior Agent and a Lender, General Electric Capital Corporation as Collateral Agent, Syndication Agent and a Lender and other lenders party thereto for a $235 million loan and letter of credit facility.

10.2	Second Amendment and Waiver, dated as of August 28, 2002, to the Credit Agreement dated as of October 31, 2000 among the Loan Parties, the several lenders from time to time parties thereto, and The Chase Manhattan Bank, as Agent for a $15 million term loan for a $15 million term loan.

10.3	Second Amendment, dated as of August 28, 2002, to the Securities Purchase Agreement and Registration Rights Agreement dated as of February 4, 1999 between Recoton Corporation, The Prudential Insurance Company of America and ING Capital LLC (f/k/a ING (U.S.) Capital LLC).

10.5	Securities Issuance Agreement, dated August 28, 2002, with the holders of Recoton Corporation’s subordinated notes issued February 4, 1999 regarding the purchase of an aggregate of 265,000 shares of common stock and warrants to purchase an aggregate of 1,085,883 shares of common stock, with form of Common Stock Purchase Warrants, dated August 28, 2002 issued, to the holders of Recoton Corporation’s subordinated notes issued February 4, 1999 to purchase an aggregate of 1,085,883 shares of common stock.

10.6	Letter, dated August 28, 2002, to the holders of Recoton Corporation’s subordinated notes issued February 4, 1999 repricing existing warrants

10.7	Letter, dated August 28, 2002, to lenders under the October 31, 2000 subordinated credit agreement repricing existing warrants

99.1	Pro Forma Financial Information